Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
The General Partner
Essex Portfolio, L.P.
We consent to the incorporation by reference in the registration statement on Form S-3 (No. 333-209886-01) of Essex Portfolio, L.P. of our report dated February 24, 2017, with respect to the consolidated balance sheets of Essex Portfolio, L.P. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, capital, and cash flows, for each of the years in the three-year period ended December 31, 2016 and the related financial statement schedule III, which report appears in the December 31, 2016 annual report on Form 10‑K of Essex Property Trust, Inc. and Essex Portfolio, L.P.
/s/ KPMG LLP
KPMG LLP
San Francisco, California
February 24, 2017